FOR IMMEDIATE RELEASE

For Further Information:

Douglas A. Murphy
President

or

Richard N. McCombs
Executive Vice President
(281) 272 8800

                 AMERICAN RICE, INC. FILES  CHAPTER 11

HOUSTON, TEXAS, August 12, 1998--- American Rice, Inc. ("ARI") filed Tuesday for protection from creditors, saying it had suffered liquidity problems as a result of events stemming from a breach of contract in Saudi Arabia, and an inability to post a supersedeas bond of over $7 million resulting from a judgment in a Texas state court which judgment is now on appeal. ARI, one of the largest branded rice companies in America, filed its Chapter 11 bankruptcy petition in Corpus Christi, Texas listing assets and liabilities of approximately $220 million. As a part of the filing, ARI said it will sell, subject to court approval, its olive business for approximately $45 million.

Tuesday's move by ARI does not affect any operations at the 2 U.S. (Freeport, Texas and Maxwell, California) and the 3 overseas rice facilities or at the 2 olive processing plants (Visalia, California, and Seville, Spain). ARI officials said it's "business as usual" for the company. ARI's current rice harvest activities and market deliveries will continue uninterrupted by the company's recent court action.

Mr. Douglas Murphy, President of ARI stated, "We recognize this action is an extraordinary step, but our decision to file Chapter 11 reorganization at this time is necessary to assure our growers of prompt payment during this harvest season, and to assure our customers of high quality, timely service during the upcoming holiday period." From this day forward, under the bankruptcy code, ARI will be able to pay 100% of its everyday obligations when they come due.

In January 1997, Rice Milling and Trading Investments ("RMTI") terminated an agreement with ARI for supplying ARI rice through RMTI's facility in Jeddah, Saudi Arabia. The termination of this contract, currently a subject of a lawsuit in the U.S. District Court, Southern District-Texas, forced ARI to spend millions of dollars creating a short term alternative distribution system to protect its branded market. These expenditures significantly hurt ARI's liquidity.

As part of the filing, Houston based ARI said it would sell its olive business for approximately $45 million. The net proceeds of this transaction will be employed to reduce debt. The sale of the olive business is subject to court approval, but the company indicated the sale was imminent. ARI's decision to divest its olive holdings was based upon a desire to refocus the company on its primary business, rice, and reduce debt.

ARI is listed under the symbol "RICEE" on the NASDAQ Small
Capitalization Market.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include but are not limited to such factors as product demand and development, ability to maintain customer relationships, technological advancements, impact of competitive products and pricing, growth in targeted markets, risk of foreign operations, and other information detailed from time to time in the Company's Securities and Exchange Commission filings.